Exhibit E.4
KELLWOOD COMPANY
600 Kellwood Parkway
St. Louis, MO 63017
(314) 573-3100
INFORMATION STATEMENT PURSUANT TO SECTION 14(f)
OF THE
SECURITIES EXCHANGE ACT OF 1934 AND RULE 14f-1 THEREUNDER
     This Information Statement (the “Information Statement”) pursuant to Section 14(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) , and Rule 14f-1 thereunder is being mailed to stockholders of Kellwood Company, a Delaware corporation (the “Company”) on or about February 11, 2008. This Information Statement relates to (a) the tender offer by Cardinal Integrated, LLC, a Delaware limited liability company (“Purchaser”) and an affiliate of Sun Capital Securities Group, LLC affiliate (“Sun Capital”), to purchase all of the outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) together with, unless and until validly redeemed by the Company’s Board of Directors, the associated Preferred Stock Purchase Rights (the “Rights” and together with the Common Stock, the “Shares”) issued as a dividend on the Common Stock and governed by the Rights Agreement, dated April 18, 2007 by and between the Company and American Stock Transfer Company, as rights agent for $21.00 per share in cash, which was commenced on January 15, 2008 (the “Offer”), and (b) the Agreement and Plan of Merger entered into by and among Purchaser, Cardinal Group Integrate, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Purchaser (“Merger Sub”), and the Company, dated as of February 10, 2008 (the “Merger Agreement”) whereby, following the consummation of the Offer in accordance with its terms and conditions and the terms and conditions of the Merger Agreement, the Merger Sub will be merged with and into the Company (the “Merger”) and other than (x) the Shares owned by Sun Capital, Purchaser, Merger Sub, and the Company or any person that controls, is controlled by or is under common control of the power to direct management of Sun Capital, Purchaser, Merger Sub, or the Company, which will be cancelled and extinguished without any conversion or consideration, and (y) the Shares held by stockholders who have neither voted in favor of nor given written consent to the Merger Agreement and that have validly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL, each Share issued and outstanding immediately prior to Merger will be cancelled and converted into the right to receive $21.00 per share in cash (the “Merger Consideration”).
     You are receiving this Information Statement in connection with the possible election of persons designated by Purchaser to at least a majority of the seats on the Company’s Board of Directors. Such designation would be made pursuant to the Merger Agreement. A copy of the Merger Agreement has been filed with the Securities and Exchange Commission (“SEC”) as an exhibit to a Form 8-K filed by the Company on February 12, 2008.
     The Merger Agreement provides that effective upon the receipt (as evidenced by delivery to the Company of either (i) a copy of the applicable wire transfer instruction(s) and the applicable federal reference number for such wire transfer(s) or (ii) a receipt from the Depositary (as defined in the Offer Documents)) by the Depositary of immediately available funds sufficient for payment of the Shares tendered in the Offer (the “Payment Time”) and from time to time thereafter, Purchaser shall be entitled to designate directors to serve on the Company Board of Directors up to such number of directors equal to the product (rounded up to the next whole number) obtained by multiplying (x) the number of directors on the Company Board of Directors and (y) a fraction, the numerator of which is the number of Shares held by Purchaser, Merger Sub and their affiliates (other than the Company and its Subsidiaries) (giving effect to the Shares purchased pursuant to the Offer), and the denominator of which is the total number of then outstanding Shares (the “Purchaser Designees”). Under the terms of the Merger Agreement, the Company shall cause the Purchaser Designees to be elected or appointed to the Company Board of Directors at the Payment Time by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the Purchaser Designees to be elected or appointed to the Company Board at the Payment Time. From time to time after the Payment Time, the Company shall take all actions necessary to cause the Purchaser Designees to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board of Directors on each committee of the Company Board to the fullest extent permitted by applicable laws and the rules of the New York Stock Exchanges (the “NYSE”).
     Until the effective time of the Merger, the Company Board shall have at least such number of directors as may be required by the rules of the NYSE (after giving effect to the “controlled company” exemption) or the federal securities laws who are considered independent directors within the meaning of such rules and laws (“Independent Directors”); provided, however, that if the number of Independent Directors shall be reduced below the number of directors as may be required by such rules or securities laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the rules of the NYSE and the federal securities laws, to fill such vacancies who shall not be stockholders or affiliates of the Company, Purchaser or Merger Sub, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement.
     Notwithstanding anything to the contrary set forth in this Agreement, for as long as there shall be any directors of the Company’s Board of Directors that were directors immediately prior to the appointment or election of the Purchaser Designees (the “Continuing Directors”), the approval of a majority of such Continuing Directors (or the sole Continuing Director if there shall be only one (1) Continuing Director) shall be required in order to (i) amend or terminate the Merger Agreement, or agree or consent to any amendment or termination of the Merger Agreement, (ii) exercise, waive or rescind any of the Company’s rights, benefits or remedies hereunder or extend the time for performance of Purchaser or any of Purchaser’s affiliates’ obligations under the Merger Agreement, or (iii) take any other action by the Board of Directors under or in connection with the Merger Agreement.
     Pursuant to the Merger Agreement, the Company is required to promptly take all actions prescribed by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order

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to fulfill its obligations, and shall include in the Schedule 14D-9 such information with respect to the Company and its Directors and Officers as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under the Merger Agreement. The provisions of the Merger Agreement are in addition to, and shall not limit, any right that Purchaser, Merger Sub, or any affiliate of Purchaser or Merger Sub may have (with respect to the election of directors or otherwise) under applicable laws as a holder or beneficial owner of Shares. Without limiting the foregoing, the Company shall use its reasonable best efforts to get the Securities and Exchange Commission to authorize a shorter disclosure period than the ten (10) days specified by Rule 14f-1 applicable to changes in a majority of directors, and shall cooperate in good faith with Parent to give effect to the terms and intent of the Merger Agreement.
     This Information Statement is required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in connection with the appointment of the Purchaser Designees to the Company’s Board of Directors
     YOU ARE URGED TO READ THIS ENTIRE INFORMATION STATEMENT CAREFULLY. PLEASE NOTE THAT WE ARE NOT SOLICITING YOUR PROXY. NO VOTE OR OTHER ACTION BY OUR STOCKHOLDERS IS REQUIRED IN RESPONSE TO THIS INFORMATION STATEMENT.
     The information contained in this Information Statement (including information incorporated in this Information Statement by reference) concerning Sun Capital, Purchaser and the Purchaser Designees has been furnished to us by Purchaser, and the Company assumes no responsibility for the accuracy or completeness of such information.
CURRENT DIRECTORS
     The following are the current directors of the Company:

Kitty G. Dickerson, Ph.D.
Age:	67
Director Since:	1991
Committees:	Audit and Corporate Governance Committees
Principal Occupation:
Professor and Chair of the Department of Textile and Apparel Management, University of Missouri, Columbia since 1986. Author, Prentice-Hall. President of the International Textile and Apparel Association from 1990 to 1991.

Jerry M. Hunter
Age:	54
Director Since:	1994
Committees:	Compensation Committee
Principal Occupation:
Partner, Bryan Cave LLP (law firm) since 1993. General Counsel, National Labor Relations Board, Washington, D.C. from 1989 to 1993; Director, Missouri Department of Labor and Industrial Relations from 1986 to 1989. Washington University in St. Louis, School of Law, J.D., 1977.

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Larry R. Katzen
Age:	61
Director Since:	2003
Committees:	Audit, Compensation, and Executive Committees
Principal Occupation:	Former Managing Partner, Great Plains Region, Arthur Andersen from 1998 to 2002. Managing Partner, St. Louis office, Arthur Andersen from 1993 to 2002. Partner, Arthur Andersen from 1978 to 2002.
Other Directorships:	Pathmark Stores, Inc., The Men’s Wearhouse, Inc.

Philip B. Miller
Age:	69
Director Since:	2006
Committees:	Audit and Corporate Governance Committees
Principal Occupation:
Director of Kellwood since September 1, 2006. Mr. Miller has been an Operating Director of Tri-Artisan Capital Partners since 2001; and President of Philip B. Miller Associates since 2001. Mr. Miller served as Chairman of Saks Fifth Avenue from 1993 until his retirement in 2001; Chief Executive Officer from 1993 to 2000; and Vice Chairman from 1990 to 1993. Mr. Miller also held positions with Bloomingdale’s, Lord and Taylor, Marshall Field’s and Neiman Marcus.

Other Directorships:	DSW Inc., St. John Knits International

Harvey A. Weinberg
Age:	69
Director Since:	2004
Committees:	Audit, Corporate Governance, and Executive Committees
Principal Occupation:
Private investor and consultant since 1994. Mr. Weinberg’s positions with Hartmarx Corporation (manufacturer and marketer of apparel) included Chief Executive Officer from 1987 to 1992; Vice Chairman from 1987 to 1990; and Chairman of the Board from 1990 to 1992.

Other Directorships:	R.G. Barry Corporation

Ben B. Blount, Jr.
Age:	68
Director Since:	2005
Committees:	Audit and Compensation Committees
Principal Occupation:
Executive Vice President, Finance, Planning and Administration, and Chief Financial Officer of Oxford Industries, Inc. from 1995 until his retirement in 2004. Mr. Blount was also a director of Oxford Industries from 1987 to 2004.

Janice E. Page
Age:	58
Director Since:	2000
Committees:	Compensation, Corporate Governance, and Executive Committees
Principal Occupation:	Group Vice President of Sears, Roebuck & Company from 1992 to 1997. Trustee, Glimcher Realty Trust (real estate investment trust) from 2001 to 2004.
Other Directorships:	American Eagle Outfitters, Inc., R.G. Barry Corporation

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Robert C. Skinner, Jr.
Age:	53
Director Since:	2004
Committees: Principal Occupation:
Executive Committee
Kellwood’s Chairman, President and Chief Executive Officer since February 1, 2006; President and Chief Executive Officer from 2005 to 2006; President and Chief Operating Officer from 2003 to 2005; Vice President of Kellwood from 2002 to 2003; and President of Kellwood Menswear from 2000 to 2003. Corporate Group Vice President of Oxford Industries from 1998 to 2000; and President of Oxford Shirt Group, Oxford Industries from 1987 to 2000.

PURCHASER DESIGNEES
     Purchaser has informed the Company that it will choose the Purchaser Designees from the list of persons set forth in the following table. The following table, prepared from information furnished to the Company by Purchaser, sets forth, with respect to each individual who may be designated by Purchaser as a Purchaser Designee, the name, age of the individual as of February 11, 2007, present principal occupation and employment history during the past five years. Parent has informed the Company that each such individual is a U.S. citizen, and has consented to act as a director of the Company, if so appointed or elected. If necessary, Purchaser may choose additional or other Purchaser Designees, subject to the requirements of Rule 14f-1 under the Exchange Act. Unless otherwise indicated below, the business address of each such person is c/o Sun Capital Partners, Inc., 5200 Town Center Circle, Suite 600, Boca Raton FL 33486.
     Purchaser has informed the Company that none of the individuals listed below has, during the past five years, (i) been convicted in a criminal proceeding, or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

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		Present Principal Occupation or Employment and
Name of Purchaser Designee	Age	Material Positions Held During the Past Five Years
Jason H. Neimark	37	Jason H. Neimark, Managing Director, joined Sun Capital Partners, Inc., a Florida corporation and an affiliate of both Purchaser and Sun Capital (“Sun Capital Partners”) in 2001 and has
		led more than 30 buyout and re-financing transactions on behalf of affiliates of
		Sun Capital Partners. After receiving his CPA designation in 1992, Mr. Neimark
		worked as a tax consultant and auditor for KPMG Peat Marwick. In 1995 he joined
		Midwest Mezzanine Funds, a provider of junior capital to middle market
		businesses, where he served until 2001 as a Principal and President of K&D
		Distributors, a national direct marketer and specialty distributor of optical
		products, and an affiliated company of Midwest Mezzanine. Mr. Neimark led K&D’s
		financial and operational turnaround in 2000. Mr. Neimark graduated from Indiana
		University with a Bachelor of Science degree in Accounting.
Jason G. Bernzweig	34	Jason G. Bernzweig, Vice President, has 10 years of experience in the financial
		markets focused primarily on the Consumer sector. Prior to joining Sun Capital
		Partners in 2006, Mr. Bernzweig served as Vice President with George Weiss
		Associates focused on the hedge fund’s consumer-retail long/short equity
		strategy. He previously served with Bear Stearns as an Equity Analyst in the
		Specialty Retail research team; with Credit Suisse as an Investment Banking
		Associate in the Real Estate, Gaming & Lodging practice; and with Credit Suisse
		as an Associate in Equity Research in the Homebuilding and Building Products
		research team. Mr. Bernzweig completed General Electric’s Financial Management
		Program and received a Bachelor of Science degree from the University of
		Maryland in Business Administration in Finance and Accounting.
Christopher H. Thomas	31	Christopher H. Thomas, Vice President, has been involved in leveraged buyouts
		and investment banking with a wide spectrum of industries. Prior to joining Sun
		Capital Partners, Mr. Thomas worked at Fifteen Group and CIBC World Markets
		Investment Banking Group, executing various corporate transactions, including
		mergers and acquisitions, private placements, and debt and equity financings.
		Mr. Thomas graduated cum laude with an undergraduate degree from The Wharton
		School of the University of Pennsylvania.
Christopher T. Metz	42	Christopher T. Metz, Managing Director, has extensive operating experience in the
		consumer, industrial and durable goods industries. Prior to joining Sun Capital
		Partners, Mr. Metz was President of the Hardware and Home Improvement Group of
		Black & Decker, having held other

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		Present Principal Occupation or Employment and
Name of Purchaser Designee	Age	Material Positions Held During the Past Five Years
		senior positions during his 13 years with Black & Decker, including President of
		Kwikset Corporation, the world's largest residential lockset manufacturer, President
		of Price Pfister, a leading manufacturer of finish faucets, and Vice President and
		General Manager of European Professional Power Tools and Accessories. Mr. Metz
		holds a Bachelor of Science degree in Finance and Marketing from the University
		of Delaware and a Masters of Business Administration degree from the Kenan
		Flagler School of Business of the University of North Carolina, Chapel Hill.
Mark Brody	46	Mark Brody, Vice President, has over 23 years of senior finance and executive
		management experience. Prior to joining Sun Capital Partners, Mr. Brody served
		from 2001 to 2006 as CFO for Flight Options, a leading provider of fractional
		jet services. Prior to Flight Options, he served as either CFO or Vice
		President, Finance for manufacturing-related public companies, including
		Sudbury, Inc., Essef Corporation, Anthony & Sylvan Pools, and Waterlink, Inc. He
		started his career as an auditor with Ernst & Young. Mr. Brody received his
		Bachelor of Arts degree in Accounting from Grove City College and is a CPA.
Clarence E. Terry	61	Clarence E. Terry (Bud), Managing Director, joined Sun Capital Partners in 1999,
		prior to which he spent 28 years with Rain Bird Sprinkler Manufacturing, the
		world’s largest manufacturer of irrigation products, most recently as Vice
		President of Consumer Products and previously, Vice President of Manufacturing.
		Mr. Terry started Sun Capital Partners’ Operations Department in 1999 and has
		been responsible for establishing the management oversight system for its
		affiliated portfolio companies. He holds a Bachelor of Science degree in Civil
		Engineering and a Masters of Business Administration from California State
		Polytechnic University.

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		Present Principal Occupation or Employment and
Name of Purchaser Designee	Age	Material Positions Held During the Past Five Years
Lynn R. Skillen	52	Lynn R. Skillen, Senior Vice President, has 30 years experience in finance and
		operations. Prior to joining Sun Capital Partners in 2002, Mr. Skillen served as
		Chief Financial Officer of two of Sun Capital Partners' affiliated portfolio
		companies, Catalina Lighting, a manufacturer of residential lighting products
		and accessories, and Celebrity, a supplier of artificial plants and flowers. He
		was also Vice President, Finance of Dollar Car Rental and CFO of Snappy Car
		Rental from 1994 to 1998. Prior to 1994, Mr. Skillen served in several finance
		and operating positions with Safelite Auto Glass. Mr. Skillen received his
		Bachelor of Business Administration degree from Wichita State University in
		Accounting.
Kevin J. Calhoun	48	Kevin J. Calhoun, Senior Vice President & CFO, has 22 years of operating,
		accounting and tax, management information systems, and risk management
		experience. Prior to joining Sun Capital Partners in 2000, Mr. Calhoun served as
		CFO of a publicly-held technology company and Controller for a privately-owned
		distribution business. He was also with Ernst & Young for ten years, most
		recently as Senior Manager in its audit department. Mr. Calhoun served as Chief
		Financial Officer of Sun Capital Partners’ first affiliated portfolio company,
		Atlas Companies, a manufacturer of specialty papers and cutting dies. He
		received his Bachelor of Science degree in Accounting from the University of
		Florida.
     None of the Purchaser Designees currently is a director of, or holds any position with the Company. Purchaser has advised the Company that, to the best knowledge of Purchaser, none of the Purchaser Designees or any of their affiliates beneficially owns any equity securities or rights to acquire any such securities of the Company, nor has any such person been involved in any transaction with the Company or any of its directors, executive officers or affiliates that is required to be disclosed pursuant to the rules and regulations of the SEC other than with respect to transactions between Parent and its affiliates and the Company that have been described in the Schedule TO filed by Parent and SCSF Equities, LLC with the SEC on January 15, 2008 or the Schedule 14D-9, each as amended. Parent has advised the Company that to the best knowledge of Parent, none of the Offeror Designees has any family relationship with any director, executive officer or key employees of the Company.
     It is expected that the Purchaser Designees may assume office at any time following the Payment Time, and upon assuming office, the Purchaser Designees will thereafter constitute at least a majority of the Company’s Board of Directors.
     We do not believe that any of the Purchaser Designees would be deemed to be “independent” under the rules of the NYSE.

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CERTAIN INFORMATION CONCERNING THE COMPANY
     Only the holders of our common stock are entitled to vote at a meeting of our shareholders. Each share of common stock entitles the record holder to one vote on all matters submitted to a vote of our shareholders. There were 22,380,438 shares of Common Stock outstanding with an additional 4,365,925 shares reserved for issuance under the Company’s equity compensation plans, of which 1,965,211 shares are issuable upon or otherwise deliverable in connection with the exercise of outstanding options and deferred stock units issued pursuant to such plans. As of the close of business on January 18, 2008, the Company’s board of directors currently consists of 8 members.
EXECUTIVE OFFICERS OF THE COMPANY

Name of Officer	Age	Office and Employment During the Last Five Years
Robert C. Skinner, Jr.	52	Chairman, President and Chief Executive Officer since February 1, 2006;
		President and Chief Executive Officer (June 1, 2005 - January 31, 2006);
		President and Chief Operating Officer (2003 - June 1, 2005);
		Vice President and President Menswear (2002 - 2003);
		President Kellwood Menswear (2000 - 2002)
W. Lee Capps III	59	Chief Financial Officer, Chief Operating Officer and Treasurer since November 30, 2006;
		Chief Operating Officer and Chief Financial Officer (June 1, 2005 - November 30, 2006);
		Executive Vice President Finance and Chief Financial Officer (2003 - June 1, 2005);
		Senior Vice President Finance and Chief Financial Officer (2002 - 2003);
		Vice President Finance and Chief Financial Officer (2000 - 2002)
Thomas H. Pollihan	57	Executive Vice President, Secretary and General Counsel since June 1, 2005;
		Senior Vice President, Secretary and General Counsel (2002 - 2005);
		Vice President, Secretary and General Counsel (1993 - 2002)
Gregory W. Kleffner	52	Senior Vice President Finance and Controller since June 1, 2006;
		Vice President Finance and Controller (June 1, 2005 - June 1, 2006);
		Vice President Controller (2002 - 2005);
		Partner, Arthur Andersen (1988 - 2002)
Donna B. Weaver	56	Vice President Corporate Communications since April 24, 2002;
		Director Corporate Communications (1998 - 2002)

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CORPORATE GOVERNANCE
     The Board of Directors is responsible for establishing broad corporate policies and for overseeing the general performance of the Company. The primary focus of the Board is on policy and strategic direction. Each Director spends considerable time preparing for and attending Board and Committee meetings. The Company’s Corporate Governance Principles state that each Director is expected to attend all Board meetings and the Annual Meeting of Shareowners. All current Directors attended the June 2006 Annual Meeting of Shareowners, with the exception of Mr. Miller who subsequently joined the Board on September 1, 2006. The Board meets regularly eight times per year and holds special meetings as required. The Board met eleven times in fiscal year 2006. All current Directors attended at least seventy-five percent of the Board and assigned Committee meetings during fiscal year 2006.
Principles
The Company’s Corporate Governance Principles were formally adopted in 2000, and were last revised in June 2006. The full text of the Corporate Governance Principles is available at www.kellwood.com by first clicking on “About Kellwood,” then clicking on “Corporate Governance,” and then clicking on “Corporate Governance Principles.” These Principles were adopted by the Board to best ensure that the Board adequately performs its function as the overseer of management, and to help ensure that the interests of the Board and management align with the interest of shareowners.
Majority Vote Policy
     The Board has adopted a Majority Vote Policy. The policy intends to increase the Directors’ accountability to shareowners, while also allowing the Board the flexibility to act in the best interests of the Company and its shareowners, for instance when the withhold votes may be for reasons unrelated to the nominee’s performance as a Director of the Company.
     An incumbent Director nominee who receives more “Withhold” votes than “For” votes is required to submit his or her resignation. The Corporate Governance Committee shall consider the resignation and make a recommendation to the Board as to whether it should be accepted or not. The Board will make its determination and announce it within 100 days.
Director Independence
     The NYSE that the Board be composed of a majority of independent directors. Kellwood’s Corporate Governance Principles further require that the Board be composed of a substantial majority of independent directors. Directors are required to report to the Chair of the Audit Committee any potential conflict prior to entering into, or immediately upon becoming aware of, any relationship or transaction that is an actual conflict of interest, or that in the Director’s judgment should be disclosed. Each Director and executive officer is also obligated to annually complete and update a Director’s and Officer’s Questionnaire which requires disclosure of any transaction with the Company in which the Director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. The Board has determined affirmatively that eight of the nine Directors were and are independent under New York Stock Exchange rules, and also meet the categorical standards of independence set forth below. The independent directors are:

• Robert J. Baer[1]	• Larry R. Katzen

[1]	As announced in the Company’s 8-K dated June 7, 2007, Robert J. Baer retired as a director of the Company.

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• Ben B. Blount, Jr.	• Philip B. Miller
• Kitty G. Dickerson	• Janice E. Page
• Jerry M. Hunter	• Harvey A. Weinberg
     The Board has established the following categorical standards to assist it in making determinations of Director independence. A Director will be considered independent if:
•	the Director has not been an employee of Kellwood for at least three years and no immediate family member of the Director has been employed as an executive officer of Kellwood for at least three years;

•	the Director and the Director’s immediate family members have not received more than $60,000 per year in direct compensation from Kellwood during each of the last three years. Director and Committee fees as well as pension and other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service, shall not be included in the $60,000 limitation;

•	within the last three years the Director has not been affiliated with or employed by, and the Director’s immediate family members have not been affiliated with or employed in a professional capacity by, the present or former internal or external auditor of Kellwood;

•	within the last three years neither the Director nor any of the Director’s immediate family members have been employed as an executive officer of another company where any of Kellwood’s present executive officers serve on the compensation (or equivalent) committee of that other company;

•	within the last three years, the Director has not been an executive officer or an employee, and the Director’s immediate family members have not been an executive officer of, a company that made payments to or received payments from Kellwood for property or services in an amount which, in any single fiscal year, exceeded the greater of $1,000,000, or two percent of such other company’s consolidated gross revenues;

•	the Director’s independence will not be considered to be impaired if the Director or the Director’s immediate family members are an employee, officer, Director or trustee of a charitable organization, foundation, university, or other non-profit organization to which the Company’s direct or indirect (through its foundation) discretionary charitable contributions to the organization are less than the greater of two percent of that organization’s total annual charitable contributions, or $200,000.
     In making a determination regarding Director independence, the Board considers all relevant facts and circumstances, including the Director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time. The Board will assess the materiality of a Director’s relationship with Kellwood by considering the issue from the standpoint of the Director and from that of any person or organization with which the Director has an affiliation.
     An “immediate family member” includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone

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(other than a tenant or employee) who shares such person’s home.
Board Committees
     The Company’s Corporate Governance Principles require and the Board has established an Executive Committee, an Audit Committee, a Compensation Committee and a Corporate Governance Committee (which also has traditional nominating committee responsibilities.) With the exception of the Executive Committee, which Robert C. Skinner, Jr., chairs, each committee is composed of only independent Directors.
The table below shows current membership for each of the standing Board Committees.

Executive	Audit	Compensation	Corporate Governance
Committee	Committee	Committee	Committee
Larry R. Katzen	Ben B. Blount, Jr.	Robert J. Baer	Robert J. Baer
Janice E. Page	Kitty G. Dickerson	Ben B. Blount, Jr.	Kitty G. Dickerson
Robert C. Skinner, Jr. *	Larry R. Katzen *	Jerry M. Hunter	Philip B. Miller
Harvey A. Weinberg	Philip B. Miller	Larry R. Katzen	Janice E. Page
	Harvey A. Weinberg	Janice E. Page *	Harvey A. Weinberg *

*	Committee Chairman
Executive Committee
     The current members of the Executive Committee are: Larry Katzen, Janice Page, Harvey Weinberg, and Robert Skinner, Jr., Chair. The Executive Committee met four times in fiscal year 2006. The Committee is composed of the Company’s chief executive officer and the chairs of each of the other Committees. The Executive Committee, between Board meetings, has all the authority of the Board in the management of the business affairs of the Company (except for actions relating to dividends and certain fundamental corporate changes). The full text of the Executive Committee Charter is available at www.kellwood.com by first clicking on “About Kellwood,” then clicking on “Corporate Governance,” and then clicking on “Executive Committee Charter.”
Audit Committee
     The current members of the Audit Committee are: Ben Blount, Jr.; Kitty Dickerson; Philip Miller; Harvey Weinberg; and Larry Katzen, Chair. The Audit Committee met seven times in fiscal year 2006. For information on the responsibilities of the Audit Committee, see “Report of the Audit Committee” on page 14.
     All members of the Audit Committee are independent Directors, and the Board in its business judgment has affirmatively determined that all of the Audit Committee members meet the independence and financial literacy requirements of the New York Stock Exchange; the independence standards set forth in the Securities and Exchange Commission Rules; and the standards of the Company’s Corporate Governance Principles as those standards apply to audit committees. The Board in its business judgment has affirmatively determined that Ben Blount, Jr., and Larry Katzen meet the Securities and Exchange Commission (“SEC”) definition of Audit Committee Financial Expert and have designated them as such.

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     The Board formally adopted an Audit Committee Charter in 1982. The Charter has undergone numerous revisions and was last reviewed in November 2006. The full text of the Audit Committee Charter is available at www.kellwood.com by first clicking on “About Kellwood,” then clicking on “Corporate Governance,” and then clicking on “Audit Committee Charter.”
Compensation Committee
     The current members of the Compensation Committee are: Robert Baer; Ben Blount, Jr.; Jerry Hunter; Larry Katzen; and Janice Page, Chair. The Compensation Committee met eleven times during fiscal year 2006. For information on the Compensation Committee’s primary responsibilities, see “Compensation Discussion and Analysis — Role of the Compensation Committee,” which begins on page 16. The Board in its business judgment has affirmatively determined that all members of the Compensation Committee meet the independence standards of the New York Stock Exchange, as well as the standards of Kellwood’s Corporate Governance Principles as those standards apply to compensation committees.
     The Board formally adopted a Compensation Committee Charter in 2002. The Charter has since been revised and amended, and was last reviewed in June 2006. The full text of the Compensation Committee Charter is available at www.kellwood.com by first clicking on “About Kellwood,” then clicking on “Corporate Governance,” and then clicking on “Compensation Committee Charter.”
Corporate Governance Committee
     The current members of the Corporate Governance Committee are: Robert Baer; Kitty Dickerson; Philip Miller; Janice Page; and Harvey Weinberg, Chair. The Corporate Governance Committee met six times during fiscal year 2006. The Committee’s responsibilities include recommending Director nominees to the Board, evaluating Board procedures and the performance of the Board and its members, and reviewing developments in the governance of publicly held companies as they may affect the Company. The Board in its business judgment has affirmatively determined that all members of the Corporate Governance Committee meet the independence standards of the New York Stock Exchange, as well as the standards of the Company’s Corporate Governance Principles as those standards apply to corporate governance committees.
     The Board formally adopted a Corporate Governance Committee Charter in 2001. The Charter has since been revised and amended, most recently in March 2004 and is reviewed annually. The full text of the Corporate Governance Committee Charter is available at www.kellwood.com, by first clicking on “About Kellwood,” then clicking on “Corporate Governance,” and then clicking on “Corporate Governance Committee Charter.”
     The Company’s Corporate Governance Principles require that non-management Directors meet at regularly scheduled executive sessions without management. These executive sessions are scheduled and held in conjunction with regularly scheduled Board meetings. The Corporate Governance Principles further require that if the non-management group of Directors includes any Director who is not independent, the Company shall schedule, at least once a year, an executive session to include only independent Directors.

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     All of the non-management Directors are considered independent. The independent Directors designated the Chair of the Corporate Governance Committee to serve as the Presiding Director at these executive sessions. The Presiding Director also serves as liaison between the chairman and the independent Directors, consults with the chairman regarding appropriate scheduling and agendas for Board meetings, and serves as the principal liaison for shareholder and employee communications directed specifically to non-management Directors. Harvey A. Weinberg currently serves as the Presiding Director.
Compensation Committee Interlocks and Insider Participation
     None of Kellwood’s executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of Kellwood’s Board. None of the Company’s executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of Kellwood’s Compensation Committee.
     Jerry M. Hunter, a Director who serves on the Compensation Committee, is a partner in the law firm of Bryan Cave LLP. See “Certain Relationships and Related Transactions” below.
The Board Nominating Process
     The Corporate Governance Committee performs all of the functions of a nominating committee and is responsible for the Company’s nominating process. The Committee is responsible for identifying, evaluating and recommending qualified Director candidates to the Board. The Committee’s nomination responsibilities include new Directors, incumbent Directors, as well as candidates to fill a vacancy between annual shareowner meetings. Since the last Annual Meeting of Shareowners, one new Director was nominated and appointed to the Board. The new Director, Philip B. Miller, was affirmatively determined by the Board to be independent and is standing for election at the 2007 Annual Meeting of Shareowners.
     The Committee will determine from time to time whether the Board has any special needs or requirements, including the need for additional independent Directors, financial expertise, industry expertise, or other specific knowledge or skills. The Committee will consider candidates recommended by Directors, management, shareowners, third party search firms, or any other valid or reliable source. Candidates recommended from any valid and reliable source will be equally evaluated and considered. The Committee strives to identify and recruit the most qualified candidates, without regard to race, sex, religion, color, national origin, age, disability, citizenship status or any other factor protected by law.
     Shareowners who wish to recommend candidates must provide the following information in writing to the secretary of the Company:
•	The shareowner’s name, number of shares owned and the date those shares were purchased;

•	The candidate’s name, age, business address, residence address and number of shares beneficially owned;

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•	A resume of the candidate describing, among other things, principal occupation and employment history, other directorships held, material outside commitments and the names of all other business entities of which the candidate owns a ten percent beneficial interest;

•	A statement from the candidate describing the reasons for seeking election to the Board of Directors;

•	The candidate’s written consent to a complete and thorough background check and investigation;

•	The candidate’s written consent to stand for election if nominated by the Board and to serve if elected by the shareowners; and

•	Any other information that may assist the Committee in evaluating the candidate or that the Committee may request.
     In order for a candidate to be considered for inclusion in the next slate of Director nominees recommended by the Corporate Governance Committee to the full Board, the recommendation must be sent by certified or registered mail and received within the time period specified in the Company’s Bylaws. The secretary will forward recommendations promptly to the Corporate Governance Committee Chair.
     The Committee will compile a complete list of candidates recommended from any valid source and evaluate each candidate. Each candidate will be evaluated in comparison to the Board’s minimum Director qualifications, which include:
•	The highest standards of morality;

•	Ethics and integrity;

•	A successful career in a related field or expertise requested by the Board;

•	The ability to serve at least five years before retirement; and

•	The ability to commit the appropriate time to Board and Committee meetings.
     Each candidate will be further evaluated in the context of the current composition of the Board, the needs of the Board and the long-term interests of the shareowners. Following an initial review of each candidate, the Committee will select those candidates it desires to interview. One or more members of the Committee will interview the candidate. Additional interviews may be arranged between the candidate and the chairman, chief executive officer and other members of the Board or management. Following the interviews and after receiving and evaluating feedback, the Committee will vote on which candidates will be recommended to the full Board. Each year the Committee recommends to the full Board a slate of Director nominees to be named in the Company’s Proxy Statement and proxy card.
     In addition to the methods listed above, the Company has retained Egon Zehnder International, a third party search firm, to assist the Corporate Governance Committee in identifying and interviewing qualified candidates for possible service on the Board.

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Communications with the Board of Directors
     All interested parties may send communications to board members by:
•	E-mailing the presiding director at PresidingDirector@Kellwood.com;

•	Writing to the Presiding Director at Kellwood Company, 600 Kellwood Parkway, Chesterfield, Missouri 63017;

•	Calling the Company’s Hotline at: 1-800-486-2241; and

•	E-mailing any Director at the Directors’ personal e-mail addresses listed on the Company’s website, www.kellwood.com.
     All communications received at the Presiding Director e-mail address will automatically be directed to the current Presiding Director’s e-mail address. Communications received by regular mail or the hotline will be delivered to the general counsel. The general counsel will make a copy of the communication and immediately forward it to the Presiding Director. The Presiding Director will send a written response to the interested party or shareowner within 30 days of receiving such communication. The Presiding Director has requested that any items unrelated to the Board’s duties, such as spam, junk mail, mass mailings, sales solicitations, resumes and job inquiries not be sent to him nor forwarded by the general counsel; these items will not be responded to.
     Any concerns related to accounting, internal controls or auditing matters will be immediately brought to the attention of the Audit Committee Chair.
Code of Ethics and Company Policies
     The Company has a formal written Business Ethics and Compliance Policy that applies to all Kellwood associates, including Directors, officers and employees. In 2005 the Corporate Governance Committee determined it was also appropriate to adopt a formal written Director Code of Business Conduct and Ethics. In addition, the Company has a Code of Conduct for Senior Financial Officers and Financial Management. This Code applies to, and has been signed by, all key financial management personnel as well as the chief financial officer and the chief executive officer. The Corporate Governance Committee determined that should any changes to, or waivers of, these codes and policies occur, such changes or waivers (to the extent they are applicable to the chief executive officer, chief financial officer, principal accounting officer or a Director) will be promptly disclosed on the Company’s website. All of the Code of Ethics referenced above are available at www.kellwood.com by first clicking on “About Kellwood,” then clicking on “Corporate Governance,” and then clicking on the applicable policy.
     The following documents are available free of charge to all interested parties upon request to the Company’s corporate secretary at: Kellwood Company, 600 Kellwood Parkway, Chesterfield, Missouri 63017.
•	SEC Forms 10-K, 10-Q and 8-K

•	Kellwood’s Corporate Governance Principles

•	Business Ethics and Compliance Policy

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•	Code of Ethical Conduct for Senior Financial Officers and Financial Management

•	Director Code of Business Conduct and Ethics

•	All Board Committee Charters

•	Certain other policies and procedures adopted by the Board
     These materials are also available at www.kellwood.com by first clicking on “About Kellwood,” then clicking on “Corporate Governance,” and then clicking on the appropriate topic.
REPORT OF THE AUDIT COMMITTEE
     The Audit Committee is responsible for monitoring:
•	The integrity of Kellwood’s financial statements;

•	Compliance with legal and regulatory requirements;

•	The appointment, compensation and oversight of the Company’s independent registered public accounting firm;

•	The independent registered public accounting firm’s qualifications, performance and independence; and

•	The performance of the Company’s internal audit function.
     The Company’s management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. Management is also responsible for establishing, maintaining, evaluating and reporting on the effectiveness of financial reporting and disclosure controls.
     The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), and for expressing an opinion on the conformity of Kellwood’s audited financial statements with generally accepted accounting principles. The independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting, and expressing an opinion on management’s assessment of the effectiveness of internal control over financial reporting. The Committee’s responsibility is to monitor and oversee these processes. The Audit Committee, in carrying out its role, relies on Kellwood’s senior management including senior financial management, Kellwood’s internal audit department and its independent registered public accounting firm.
     We reviewed and discussed the Company’s audited financial statements with senior management, internal audit and the independent registered public accounting firm. Kellwood’s audited financial statements are included in the 2006 Annual Report on Form 10-K. Management has confirmed to us that such financial statements have been prepared with integrity and objectivity, are the responsibility of management, and have been prepared in conformity with generally accepted accounting principles. The Committee meets separately with the independent registered public accounting firm and internal auditor, and collectively with the president and chief executive officer, and the chief financial officer to have candid discussions

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about the Company’s financial statements, management and effectiveness of internal control over financial reporting. In 2006 we continued our practice of having the full Committee review and discuss with management and representatives of the independent registered public accounting firm, the quarterly earnings announcements in advance of their public release.
     We discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters required to be discussed by Statement on Auditing Standards No. 61 (“SAS 61”), as amended by SAS 89 and 90 (Communications with Audit Committee). SAS 61 requires our independent registered public accounting firm to provide us with additional information regarding the scope and results of its audit of the Company’s financial statements, with respect to (i) its responsibility under generally accepted auditing standards, (ii) significant accounting principles, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.
     We received from PricewaterhouseCoopers LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between PricewaterhouseCoopers LLP and Kellwood which in its professional judgment may reasonably be thought to affect independence. PricewaterhouseCoopers LLP has discussed its independence with us and has confirmed in its letter that, in its professional judgment, PricewaterhouseCoopers LLP is independent of Kellwood Company within the meaning of the federal securities laws.
     Based on the review and discussions described above with respect to the Company’s audited financial statements for fiscal year 2006, we recommended to the Board of Directors that the audited financial statements be included in Kellwood’s 2006 Annual Report on Form 10-K for filing with the SEC.
     As specified in the Audit Committee Charter, we recognize that the Committee’s job is one of oversight, and it is not the duty of the Audit Committee to plan or conduct audits, or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management. The Company’s independent registered public accounting firm is responsible for rendering its opinion that the financial statements are fairly stated in all material respects in accordance with generally accepted accounting principles. We are not, nor can we be, employees of Kellwood. We do not, nor can we, serve as accountants or auditors of the Company. In giving our recommendation to the Board of Directors, we have relied on management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and on the report of the Company’s independent registered public accounting firm with respect to such financial statements. We are not providing any expert or special assurance as to Kellwood’s financial statements, or any professional certification as to the independent registered public accounting firm’s work.

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     This report is submitted by the members of the Audit Committee.
Larry R. Katzen, Chair
Ben B. Blount, Jr.
Kitty G. Dickerson
Philip B. Miller
Harvey A. Weinberg
SECURITY OWNERSHIP
     The information contained in “Excerpts from the Company Definitive Proxy Statement, as filed with the SEC on April 21, 2007, and as further updated by the Company’s 8-Ks as filed with the SEC on March 16, 2007, June 3, 2007, July 17, 2007 and October 29, 2007 — Certain Security Ownership” and filed as Exhibit (e)(1) to the Company’s Schedule 14D-9, initially filed on January 28, 2008, is incorporated herein by reference.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires Kellwood’s executive officers, Directors and greater than 10% shareowners to file reports of ownership and changes in ownership of Kellwood securities with the Securities and Exchange Commission (“SEC”). To our knowledge, based solely upon a review of copies of forms submitted to the Company, we believe that all filing requirements were met during fiscal year 2006, except that Roger Joseph did not file a Form 4 reporting the acquisition of common stock by will or the laws of descent and distribution. Mr. Joseph filed a late Form 5 reporting the acquisition of said common stock.
COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation Philosophy
     The Compensation Committee believes that compensation paid to executive officers should meet several guiding principles, including:
•	Be commensurate with Kellwood’s short-term and long-term financial performance;

•	Be aligned with value created for shareholders;

•	Provide a competitive compensation opportunity to allow the Company to attract and retain key executive talent; and

•	Provide a significant portion of compensation in equity, and ensure key executives retain a significant ownership of company stock.
     With these principles in mind, the Company’s total compensation program consists of:
•	Base salary;

•	Annual incentive plans (cash and equity based);

•	A long-term incentive plan (cash and equity based); and

•	Other benefit plans.

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     These plans are discussed in detail on the following pages.
Role of the Compensation Committee
     The Compensation Committee is composed of five Directors who satisfy the independence requirements of the New York Stock Exchange, as well as the standards of Kellwood’s Corporate Governance Principles.
     The Compensation Committee’s responsibilities are set forth in the Compensation Committee Charter, and generally include the following:
•	Design, review and approve compensation plans;

•	Grant benefits under such plans;

•	Administer the Company’s stock plans (including reviewing and approving equity grants to Named Executive Officers);

•	Approve salaries and total compensation elements for the Chairman and Chief Executive Officer and other Named Executive Officers;

•	Ensure adequate succession planning programs are in place; and

•	Review and recommend changes to Director compensation.
     The Committee may delegate any responsibilities of this Committee to a sub-committee of this Committee, or to another committee of the Board, provided that the committee is composed entirely of independent Directors and has a published charter.
     The Committee reviews and assesses the Committee Charter annually; the most recent review of the Charter was conducted in June 2006. The full text of the Charter is available at www.kellwood.com by first clicking on “About Kellwood,” then clicking on “Corporate Governance,” and then clicking on “Compensation Committee Charter.”
     In the course of executing its responsibilities, the Committee sought the advice of both an independent compensation consultant as well as the Company’s management. The Company’s Human Resources Department provides support to the Committee in its work. The Committee also has the authority to engage the services of outside advisors to assist the Committee. The Committee has engaged Mercer Human Resource Consulting as its outside compensation consultant to advise the Committee on all matters related to the chief executive officer and other executive compensation. Mercer also advises management on other general compensation strategy matters and assists in developing recommendations to present to the Committee.
     Management carries out the decisions of the Committee, and also makes recommendations on the direction and design of executive compensation programs affecting the Company’s executives including Named Executive Officers. Recommendations include: salary ranges, incentive plan design, total compensation mix, executive benefits and equity plan design.

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Positioning of Executive Compensation
     The Company’s executive compensation programs are designed to provide competitive total compensation opportunities. They are intended to align pay with achievement of Kellwood’s annual and long-term goals, and recognize individual achievement. In setting pay levels, the Compensation Committee annually reviews published survey information and other available compensation data that is specific to companies of similar size in our industry. The Committee also seeks the advice of an independent compensation consultant.
     Based upon the review of the independent compensation consultant and management, and the Compensation Committee’s assessment of individual and Company performance, we believe the value and design of the executive compensation program discussed below is appropriate.
     The Company generally targets total compensation at the median of a peer group of apparel and wholesale/retail companies. General industry information is also referenced, particularly for jobs that are not unique to our industry such as finance and accounting positions. For fiscal year 2006, our peer group includes but is not limited to:

•	Carter’s, Inc.

•	Coach, Inc.

•	Columbia Sportswear Company

•	Fossil, Inc.

•	Jones Apparel Group, Inc.
•	Liz Claiborne Inc.

•	Oxford Industries, Inc.

•	Phillips-Van Heusen Corporation

•	Polo Ralph Lauren Corporation

•	Quiksilver, Inc.
•	Russell Corporation

•	VF Corporation

•	Warnaco Group, Inc.

     To evaluate the competitiveness of compensation, the Company considers a variety of sources including information from the peer group company proxy statements, as well as published compensation survey data such as Mercer and Watson Wyatt surveys, and the ICR Apparel Industry Survey. Where appropriate, adjustments will be made based on differences in the scope and level of responsibility of the job and differences in revenue size. General industry information from companies that compare to Kellwood in revenue size is also referenced for some executive positions which are not unique to our industry, such as finance and accounting positions.
Base Salary
     Base salary is primarily intended to ensure reasonable competitiveness with the market for comparable executives and to reward individuals for personal performance over the previous fiscal year.
     The Compensation Committee generally strives to set executive salaries at reasonable and competitive levels after considering multiple factors. In considering appropriate salary levels the Committee utilizes several sources, including industry surveys, data from peer company proxy statements and outside recommendations by independent compensation consultants.

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The Committee considers the level and scope of responsibility, skills and experience, company and individual performance, and internal equity among executive officers. Discretion is used where external, internal or an individual’s circumstances warrant. Annual adjustments to base salaries are based on the Company’s achievement of its financial goals, the executive’s performance and comparable companies’ practices.
     The Compensation Committee reviews the base salary for the chief executive officer annually at the end of each fiscal year. After considering the performance of the executive over the previous fiscal year, the Committee determines the appropriate salary for the upcoming fiscal year. In doing so, the Committee considers the performance of the executive over the previous fiscal year. The Committee considers recommendations from the chief executive officer on other Named Executive Officers. It also considers the level of achievement of Company financial goals, the equity among similar jobs in the Company and base compensation practices of other comparable companies. The Committee considers data provided by management and also information and counsel from its outside consultant. Based on their performance during fiscal 2006, and an analysis of competitive salary information for our industry and peer group, the following executive officers received salary increases effective April 1, 2007: Robert C. Skinner, Jr., from $1,000,000 to $1,050,000; W. Lee Capps III from $625,000 to $675,000; Thomas H. Pollihan from $334,000 to $350,000; Gregory W. Kleffner from $285,000 to $310,000; and Donna B. Weaver from $156,000 to $165,000.
Annual Incentive Plans
Cash Bonus Plan
     A Performance Management and Incentive Compensation Program (“annual cash bonus program”) is extended to executives, including the Named Executive Officers, who are in positions that impact corporate performance. The program is designed to encourage a high level of performance for the year so that reaching target performance is rewarded with a target incentive payout, and performance above target is rewarded with higher-level payouts. Each executive officer is assigned a target annual award opportunity that is expressed as a percent of base salary. Annual incentive plan target opportunities are determined based on comparison to our peer group companies so that when combined with base salary, target total cash compensation will approximate the market median when performance is at target, and will exceed the median when performance exceeds target. Chairman, President and Chief Executive Officer, Robert C. Skinner, Jr., has a target annual incentive opportunity of 100% of base salary. Other Named Executive Officers have target annual incentive opportunities, which range from 40% to 75%. The target opportunities are established using a variety of comparisons against market data to appropriately reward for higher levels of financial performance, and are intended to be consistent with those in the marketplace for similar executive positions at similarly situated companies.
     For fiscal year 2006 annual incentive awards for corporate executives, including Named Executive Officers were based 50% on the Company’s performance and 50% on the individual performance of the executive. Executives in the Company’s other divisions receive incentive based 55% on division performance, 25% based on overall Company performance and 20% based on individual performance. Prior to the beginning of each annual performance period,

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goals are set for Company, division and individual performance. The amount of actual awards earned, if any, is based on performance relative to these goals.
     For fiscal year 2007, the target awards for corporate executives, including Named Executive Officers, will be based 80% on Company performance and 20% on individual performance. Target awards for executives in the Company’s other divisions will be based 60% on division performance, 20% on Company performance and 20% on individual performance.
     Target awards are earned for achievement of the Company’s target performance goal, as well as for achievement of individual goals. The Compensation Committee approves performance goals at the beginning of each fiscal year after careful consideration of all available information, including management’s budget and expected plan, peer company performance results, external economic forecasts and historical performance of the Company and industry peers. Goals are established for threshold company performance below which no portion of the Company based incentive is paid, and for target at which 100% of the Company based incentive is paid. The actual payout may be higher than target if the Company exceeds the goals set for the year. The actual payout may be less than target if either the Company’s or the executive’s performance is below target. In 2006, payouts were “uncapped” for performance above the target goal and could have exceeded Upper Point level. For 2007, actual awards are “capped” at 200% of target.
     For fiscal year 2006, the financial goals for the annual incentive plan were as follows for corporate executives, including Named Executive Officers:

Achievement	Operating Earnings[1]	Bonus Award[2]
Upper Point	$126,000,000	150%

Target	$110,000,000	100%

Threshold	$105,000,000	25%

Below Threshold	Less than $105,000,000	0%

[1]	Defined as gross profit less selling, general and administrative expenses before stock option expense, amortization and restructuring and other one-time, non-recurring charges as approved by the Compensation Committee.

[2]	Expressed as a percent of individual target opportunity.
     For fiscal year 2006, which ended February 3, 2007, Company financial performance did not meet threshold and as a result, only individual performance factored into the actual awards for the corporate executives. See “Summary Compensation Table” on page 28.

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     For fiscal year 2007, the Compensation Committee approved financial goals for the annual incentive plan for both corporate and division participants, including Named Executive Officers, based on operating earnings. Operating earnings are defined as described above. Payouts will range from 0% to 200% of individuals target opportunity based on achievement of these goals. For the Company and generally for most Divisions, performance must exceed last year’s actual financial performance before payouts can occur.
Corporate Development Incentive Plan
     The Company also maintains the Kellwood Corporate Development Incentive Plan (“CDIP”) that may annually award restricted shares of Kellwood common stock to key executives (including the Named Executive Officers) based on the degree of achievement of specific Company financial performance goals that are established at the beginning of each fiscal year. Performance measures and goals may be based on earnings per share, return on assets or equity, cash flow, revenue or income growth, economic value added, earnings before income taxes but excluding any gain on the sale of assets, or other criteria established by the Compensation Committee. The purpose of the Plan is to:
•	Align the interests of executives with the Company’s shareholders;

•	Provide a meaningful incentive to improve long-term growth and profitability;

•	Encourage participants to enhance the growth of the entire Company rather than just specific segments of the Company; and

•	Facilitate recruiting and retention of key executive talent.
     The participants in the Plan are limited and are approved by the Compensation Committee based upon input from management. The criteria established for participation include:
•	The ability to significantly affect the continued growth and profitability of the Company;

•	The value of the executive officer’s continuing service; and

•	The perceived retention risk in a competitive marketplace.
     Although any earned awards are made annually in restricted stock, 25% of earned shares vest upon award and the remaining shares vest ratably over three years. The intent of delayed vesting is that the shares will increase in value over the three-year vesting period based on sustained improvement of Company performance over that period of time, and at the same time help retain the key executives.
     In the CDIP plan, each participant is assigned a target award that is expressed as a target dollar amount. For example, Robert C. Skinner, Jr., chairman, president and chief executive officer had a target award in 2006 of $600,000. The executive officers’ target awards are approved by the Compensation Committee based on a variety of information including input from management, the Committee’s consultant, the executive’s role and responsibility compared to similar positions for similar sized companies in the marketplace, as well as the executive’s

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performance and contributions. At the same time that annual CDIP award targets are set, the annual Company financial performance goals are determined for the fiscal year and approved by the Committee.
     The performance measure for fiscal year 2006 was pretax earnings before stock option expense and restructuring and other one-time, non-recurring charges:
•	Target: $75,000,000

•	Threshold: $71,400,000
     Actual achievement for 2006 was $72,974,000 resulting in 58.2% of the award being made. See “Summary Compensation Table” on page 28.
     Fiscal Year 2006 target award opportunities for Named Executive Officers are included in the “Grants of Plan Based Awards.”
     The performance measure for fiscal year 2007 is, again, pretax earnings before stock option expense and restructuring and other one-time, non-recurring charges.
     The Corporate Development Incentive Plan targets for each Named Executive Officer for fiscal year 2007 are:

Robert C. Skinner, Jr.	$600,000
Chairman, President and Chief Executive Officer
W. Lee Capps III	$250,000
Chief Operating Officer, Chief Financial Officerand Treasurer
Thomas H. Pollihan	$80,000
Executive Vice President, Secretary and General Counsel
Gregory W. Kleffner	$80,000
Senior Vice President Finance and Controller
Donna B. Weaver	$80,000
Vice President Corporate Communications
Restricted Stock Compensation Plan
     The Company administers the Restricted Stock Compensation Plan. Under this Plan, restricted shares may be granted to qualified employees and restrictions lapse ratably over five years. Awards are limited to an aggregate of 25,000 shares for any Plan year. No awards have been made under the Restricted Stock Compensation Plan to any executive officers or employees since June 1, 1998.

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Long Term Incentive Plans
1995 Omnibus Incentive Stock Plan
     The Company has maintained the 1995 Omnibus Incentive Stock Plan for the purpose of granting Company equity to executive officers. Under the Plan, grants can be made for incentive stock options, non-qualified stock options and stock appreciation rights. The Company believes that options help align the interests of executives with the interests of its shareholders and provide executives with an opportunity to build a meaningful ownership stake in the Company.
     In determining the size of annual grants for executive officers, the Compensation Committee considered the executive’s position and level of responsibility, both of which reflect the executive’s ability to influence the Company’s long-term performance. Also taken into consideration was the executive’s performance during the year. The stock option awards were calibrated so that when combined with base salary and short-term incentives, the result was total direct compensation opportunity that was competitive in the market from which we expect to attract high quality candidates to the Company.
     The Plan expired in June 2005, and consequently no new stock options have been awarded since March 10, 2005. During the period for which options were granted, the grants were made in March of each year on the day of the Compensation Committee meeting. The grant price was based on the average of the Company’s high and low stock price on the date of grant. The expense associated with previously granted options calculated in accordance with FAS 123(R) are included in the “Summary Compensation Table” on page 28.
2005 Long-term Incentive Plan
     On June 2, 2005, shareholders approved a new long-term incentive plan that is intended to replace the 1995 Omnibus Incentive Stock Plan. The Plan is a performance-based, multi-year incentive plan designed to reward sustained performance over a three-year period. The Plan makes awards to certain executive officers for achievement of rolling, three-year performance targets. The first three-year performance period began February 1, 2005, and will end on January 31, 2008. A second three-year cycle began February 1, 2006, and will conclude on January 31, 2009. A third three-year cycle began February 1, 2007, and will end on January 31, 2010.
     Under the provisions of the Plan, earned awards can be paid in cash or stock, as determined by the Committee. Participation in the Long-Term Incentive Plan is limited to officers, including Named Executive Officers, and other key employees as determined by the Compensation Committee. The Committee can use any and all factors that it deems relevant in selecting participants.
     The Compensation Committee approves performance goals at the beginning of each performance period based on review and discussion of all available information, including the Company’s long-term plan, historical performance of the Company and peers, and expectations for the external economic environment. Performance measures include, but are not limited to, operating margin improvement, working capital efficiency and net sales growth.

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     For the 2005 — 2007 performance period the approved goals were:

		Threshold[3]	Target[3]	Superior[3]

Measures	Weight	50% Award	100% Award	200% Award
Operating Margin[1]	75%	5.75%	6.25%	7.00%
Working Capital Eff.[2]	25%	16.00%	15.75%	15.00%

Sales Growth
The award will be increased by up to 20% for achieving up to a 5% compounded annual growth rate (“CAGR”) in net sales during the three-year period, and up to a 20% decrease in the award if net sales decline by a compounded annual rate of 3% or more during the three-year period.

     The approved goals for the 2006 —2008 period were:

		Threshold[3]	Target[3]	Superior[3]

Measures	Weight	25% Award	100% Award	200% Award
Operating Margin[1]	75%	6.00%	6.25%	7.00%
Working Capital Eff.[2]	25%	15.75%	15.25%	14.75%

Sales Growth
The earned award will be increased by up to 20% if sales CAGR is at least 10% during the three-year period, and up to a 20% decrease in the award if sales CAGR is flat or less at the end of the three-year period.

[1]	Defined as gross profit less selling, general and administrative expenses before stock option expense, amortization and restructuring and other one-time, non-recurring charges (as approved by the Compensation Committee) as a percentage of net sales.

[2]	Defined as operating working capital (accounts receivable plus inventory less accounts payable and accrued expenses as a percentage of net sales, excluding restructuring charges).

[3]	Operating Margin and Working Capital results are averages for the three-year performance cycle.
     Target Long-term Incentive Plan award opportunities are designed so that when combined with base salary and short-term incentive opportunities, total direct compensation is approximately at the market median for achievement of the targeted performance and greater for above target performance. Target awards for the long-term incentive plan are intended to be

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competitive with long-term opportunities for other wholesale/retail companies in our industry of similar size.
     Fiscal year 2006 target award opportunities for Named Executive Officers are included in the “Grants of Plan Based Awards for Fiscal Year 2006.”
     The fiscal year 2007 target award opportunities for Named Executive Officers are as follows:

Robert C. Skinner, Jr.	$1,000,000
Chairman, President and Chief Executive Officer
W. Lee Capps III	$450,000
Chief Operating Officer, Chief Financial Officerand Treasurer
Thomas H. Pollihan	$200,000
Executive Vice President, Secretary and General Counsel
Gregory W. Kleffner	$100,000
Senior Vice President Finance and Controller
Donna B. Weaver	$100,000
Vice President Corporate Communications
Deductibility of Compensation
     Section 162(m) of the Internal Revenue Code of 1986, as amended, sets a limit of $1,000,000 on the amount of compensation that the Company may deduct as compensation expense for each Named Executive Officer listed in the annual proxy statement in any given year, unless the compensation is performance-based according to the Code. Long-term cash incentives as well as gains from stock option exercises are generally considered to be performance-based under Section 162(m). While the Company strives to maintain compensation within the confines of Section 162(m), in order to maintain flexibility for attracting, retaining and rewarding executive officers, it does not have a requirement that all compensation need be deductible. For fiscal year 2006, $258,267 of Robert C. Skinner, Jr.’s, salary was not deductible under Section 162(m).
Stock Ownership Requirements
     The Company has adopted a stock ownership policy for executive officers. This policy underscores the importance of aligning the interests of the executive officers with those of the Company’s shareowners. Ownership targets are tied to each executive officer’s annual base salary. Each new executive officer is expected to own at least the number of Kellwood shares equivalent in value to his or her base salary within four years of appointment. Executive officers serving when the policy was adopted are expected to meet these ownership requirements by September 1, 2008. The shares must be owned and not just subject to an option to purchase. Stock acquired as a grant of restricted stock or from the actual exercise of stock options will be included. The Compensation Committee intends to re-evaluate the stock ownership policy as it reviews the Company’s use of equity incentives during 2007.

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Deferred Compensation
     The Company also provides Executive Deferred Compensation Plans I and II, which allow executive officers the ability to voluntarily defer their earned compensation until termination of employment or retirement. The plans are non-qualified and unfunded.
     No new participants or contributions have been made to Plan I since December 31, 2004. At that time, Plan II was adopted to comply with Section 409(a) of the Internal Revenue Code. Under the Plan any employees, including Named Executive Officers, who earn more that $100,000 can defer up to 50% of base earnings and up to 100% of a cash bonus. Deferred amounts are credited to separate bookkeeping accounts in the name of the participant. The accounts are credited with interest equal to the prime rate on the previous December 1, plus 1%. One-twelfth of the amount is credited monthly. The SEC considers a portion of this rate an “above market” interest rate. The Company believes that this rate structure is appropriate as a risk premium due to the unsecured nature of the account balances, and absence of other non-qualified retirement or other benefits for executives. The interest rate for 2006 was 8% per year, and for 2007 the interest rate is 9.25%.
     Contributions to executives’ deferred accounts are voluntary and are not matched by the Company. Other than interest credited, the Company makes no contribution to participant accounts.
     Fiscal year 2006 deferrals and interest earned are summarized in the “Nonqualified Deferred Compensation for Fiscal Year 2006” table on page 35.
Perquisites
     The Company provided certain perquisites to executive officers in 2006 as summarized below. See the “All Other Compensation for Fiscal Year 2006.”
Automobiles
     Certain executive officers, including Named Executive Officers, are paid a taxable allowance to use toward the lease or purchase of an automobile, or receive a leased automobile for business or personal use.
     The actual fiscal year 2006 allowances for Named Executive Officers are listed in the “All Other Compensation for Fiscal Year 2006.” The Company has not changed the Automobile Policy for 2007.
Financial and Tax Planning/Wellness Assistance Program
     The Company provides a taxable allowance to a limited group of executive officers, including Named Executive Officers, for financial counseling services that may include tax preparation. In addition, the executive officer may use the allowance for preventive type wellness programs including: smoking cessation, stress reduction, nutrition and weight loss,

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exercise and fitness, and health screening. Executive officers are allowed to roll over any unused amounts for the next calendar year, but may not roll over more than one year’s unused allowance. For actual amounts see the “All Other Compensation for Fiscal Year 2006” table on page 30. The Company has not changed the Financial and Tax Planning/Wellness Assistance Program for 2007.
Death Benefit Program
     Thomas H. Pollihan and Roger D. Joseph remain eligible for a discontinued program that offers a Death Benefit Agreement in lieu of the group term life insurance generally made available to all salaried employees. The Agreement provides for a total taxable benefit of up to six times annual base and bonus with a maximum of $1,500,000. In the case of death of the executive officer prior to retirement, the full benefit is paid to the estate. In the event of retirement at age 60 or later, an increasing amount up to one-third of the total benefits is paid at retirement and depending on age at retirement up to two-thirds of the total benefit is paid upon the executive officer’s death. Subsequent to his year-end retirement, Mr. Joseph, age 65, was paid $500,000 and his benefit payable on death was reduced to $1,000,000 pursuant to this program.
Club Memberships
     The Company provides Mr. Skinner and Mr. Capps with club memberships which are generally used for business lunches, dinners and meetings. For amounts paid, see the “All Other Compensation for Fiscal Year 2006.”
Other Benefits
     The Company provides the defined contribution Kellwood Retirement Savings Plan, a 401(k) Plan, as well as various group health and welfare programs that are generally available to all Kellwood employees. Executive officers, including Named Executive Officers, participate on the same basis as other employees.
Severance Benefits
     Upon certain types of terminations of employment (other than a termination following a change-in-control of the Company, which is addressed below), severance benefits may be paid to the Named Executive Officers. Severance benefits payable to Mr. Skinner are addressed in his employment agreement that is discussed below. The remaining Named Executive Officers are covered by a severance policy that is generally available to all exempt Company employees. The Compensation Committee at its discretion may determine any additional benefits payable to them.
Change-in-Control Benefits
     We have entered into Change-in-Control Agreements with the Named Executive Officers. These agreements are intended to provide continuity of the decision-making environment in the event of a change in control of the Company, and to allow the covered executives to act in the best interest of shareowners rather than their own self-interest. If any of

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the covered executives’ employment is terminated subsequent to a change in control (other than for death, disability, cause or voluntary resignation without good reason), they are entitled to receive a severance payment equal to the sum of:
•	two times the executive officer’s highest base salary in effect during the fiscal year in which the termination occurs; plus

•	two times the executive officer’s average annual cash incentive awards during the last three full fiscal years; plus

•	the incentive award which, pursuant to any Kellwood benefit plan, had accrued or would have accrued to the executive officer during the last fiscal year, and

•	the amount of the last bonus award earned by the executive officer under Kellwood’s annual bonus program, plus two times the product of multiplying the average over the previous three years of the total of the stock options and stock grants awarded, times the highest New York Stock Exchange (“NYSE”) closing price of the year.
     In addition, each covered executive officer (including Named Executive Officers) will receive continuation for two years in all employee benefits plans, stock options will continue to vest, and restrictions on restricted shares held in escrow will lapse and the shares will be distributed.
     Should any payments made in connection with a change in control be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will pay an additional “gross up” payment to compensate the executive officer for all federal, state and local income taxes, along with any penalties and interest so that the executive officer is in the same after-tax position as he or she would have been if excise tax had not been imposed.
     Under the Company’s Change-in-Control Agreements, a change in control would be deemed to have occurred when any corporation or any person or related group acquires at least 25% of the Company’s outstanding common stock, either directly or indirectly. The Change-in-Control Agreements contain a “double trigger” so that benefits are not payable unless there is both a change in control and a termination of employment in connection with the change in control.
Executive Officer Employment Agreements
Employment Agreement for President and Chief Executive Officer
     On June 1, 2005, the Company entered into an employment agreement with Mr. Skinner. Under the employment agreement, Mr. Skinner was appointed president and chief executive officer for a three-year term commencing as of June 1, 2005, and ending on May 31, 2008. Under the terms of the employment agreement, Mr. Skinner will receive a base salary of $900,000 and participate in incentive plans on the same basis as other executive officers, subject to annual review. Mr. Skinner was appointed as the Chairman of the Board on January 31, 2006.

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     At that time the Compensation Committee increased Mr. Skinner’s base salary to $1,000,000 effective April 1, 2006, in recognition of his new responsibilities as Chairman.
     Mr. Skinner is also entitled to participate in all compensation and benefit programs that the Company offers or makes available to other executive officers of the Company.
     In the event Mr. Skinner’s employment is terminated without cause, he will receive:
•	His monthly base salary at the annual rate then in effect for eighteen months after termination of employment;

•	A prorated portion of the then current year’s cash bonus opportunity and the Long-Term Incentive Plan bonus targets;

•	An acceleration and lapse of all restrictions on exercisability of all outstanding stock options previously granted to him;

•	An acceleration and lapse of all restrictions on all stock previously awarded and in escrow under the Corporate Development Incentive Plan (“CDIP”); and

•	A prorated portion of the then current year’s CDIP dollar amount opportunity.
     If Mr. Skinner becomes disabled, under the terms of his Employment Agreement, he will continue to receive his base salary and will continue in the company’s benefit programs at the same rate and times as in effect on the date of disability. If he is continuously disabled for more than six months, the Company may terminate his employment and he will be entitled to the severance benefits contained in the employment agreement. If Mr. Skinner dies during his term of employment, the Company will continue to pay to his estate or other party as he may direct, Mr. Skinner’s base salary for a period of one year after his death and his estate will be entitled to receive the severance benefits contained in the employment agreement.
COMPENSATION COMMITTEE REPORT
     The Board in its business judgment has affirmatively determined that all members of the Compensation Committee meet the independence standards of the New York Stock Exchange, as well as the standards of Company’s Corporate Governance Principles as those standards apply to compensation committees.
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our outside compensation consultant and management. Management has confirmed to us that the report has been prepared with integrity and objectivity. Based on our review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

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     This report is submitted by the members of the Compensation Committee.
Janice E. Page, Chair
Robert J. Baer
Ben B. Blount, Jr.
Jerry M. Hunter
Larry R. Katzen
SUMMARY COMPENSATION TABLE
     The information contained in “Excerpts from the Company Definitive Proxy Statement, as filed with the SEC on April 21, 2007, and as further updated by the Company’s 8-Ks as filed with the SEC on March 16, 2007, June 3, 2007, July 17, 2007 and October 29, 2007 — Summary Compensation Table for Fiscal Year 2006” and filed as Exhibit (e)(1) to the Company’s Schedule 14D-9, initially filed on January 28, 2008, is incorporated herein by reference.
DIRECTOR COMPENSATION
     The information contained in “Excerpts from the Company Definitive Proxy Statement, as filed with the SEC on April 21, 2007, and as further updated by the Company’s 8-Ks as filed with the SEC on March 16, 2007, June 3, 2007, July 17, 2007 and October 29, 2007 — Director Compensation” and filed as Exhibit (e)(1) to the Company’s Schedule 14D-9, initially filed on January 28, 2008, is incorporated herein by reference.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     The information contained in “Excerpts from the Company Definitive Proxy Statement, as filed with the SEC on April 21, 2007, and as further updated by the Company’s 8-Ks as filed with the SEC on March 16, 2007, June 3, 2007, July 17, 2007 and October 29, 2007 — Certain Relationships and Related Transactions” and filed as Exhibit (e)(1) to the Company’s Schedule 14D-9, initially filed on January 28, 2008, is incorporated herein by reference.
Merger Agreement
     At the effective time of the Merger, the Company’s 1995 Omnibus Incentive Stock Plan and the 1995 Stock Option for Non-Employee Directors will be terminated, and each outstanding option to purchase any Shares under the Option Plans (each, an “Option”), will be cancelled and will only entitle the holder of such cancelled Option to receive, promptly after the effective time of the Merger, an amount in cash equal to the excess, if any, of (x) the Merger Consideration over (y) the per share exercise price of such Option, multiplied by the number of shares of Common Stock subject to such Option as of the Effective Time, less any applicable withholding of taxes.
     Effective as of the date of the Change-in-Control (as defined below), the Company’s 2005 Stock Plan for Non-Employee Directors will be terminated, and The Company shall pay to each participant, as soon as practicable after the Change-in-Control an amount in cash equal to the Merger Consideration multiplied by the number of shares of Common Stock or other units

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the participant is entitled to under the plan. For this purpose a “Change-in-Control” will occur at 12:00 midnight, Eastern time, on February 12, 2008, or at the expiration of any such other time period applicable to extensions of the Offer in accordance with the terms of the Offer and this Merger Agreement (the “Expiration Time”) if at such time the Majority Condition (as defined in the 14D-9) is satisfied; if the Majority Condition is not satisfied at the Expiration Time, then no Change-in-Control will have occurred for this purpose. Effective as of the Change-in-Control, both the Company Deferred Compensation Plans I and II for Non-Employee Directors and the Company Executive Deferred Compensation Plans I and II, will be terminated and the Company will pay account balances in cash to each participant as soon as practicable after the Change-in-Control occurs.

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